Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Horizon National Corporation:
We consent to the use of our reports dated February 26, 2010, except as to Notes 1, 7, 12, 14, 17, 18, 19, 20, 21, 22, and 29, which are as of December 13, 2010, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included by reference herein, and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
Memphis, Tennessee
December 13, 2010